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                                                                       EXHIBIT 2

                               AGREEMENT GRANTING
                                IRREVOCABLE PROXY


     Agreement made this __ day of May, 1996, by and between John J. Hemmingson ("Grantor"), and _______________________________________ ("Proxy Holder").

     WHEREAS, Grantor is presently the President, Chief Executive Officer and a Director of Crop Growers Corporation, 201 Crop Growers Drive, Great Falls, Montana 59401 (the "Corporation");

     WHEREAS, Grantor has executed an Amendment to Employment Agreement Providing for a Leave of Absence (the "Amendment Agreement");

     WHEREAS, as of April 2, 1996, Grantor was the beneficial and/or record owner of 1,462,453 shares of the Corporation, constituting 17.6% of the outstanding shares of the Corporation (the "Shares");

     WHEREAS, Grantor desires to appoint Proxy Holder as his proxy, and Proxy Holder agrees to accept said proxy, on the terms and conditions hereof.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, Grantor and the Proxy Holder hereby agree as follows:

     1. IRREVOCABLE PROXY. Simultaneously with the execution hereof, Grantor is granting an irrevocable proxy to _________________________________, in the form of Exhibit A attached hereto and made a part hereof.

     2. CHANGES IN COMMON STOCK. In the event that subsequent to the date of this Agreement any Shares or other securities (other than any shares or securities of another corporation issued to the Corporation's stockholders pursuant to a plan of merger) are issued with respect to, or in exchange for, any of the Shares held by the Grantor, by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Corporation, such shares or securities shall be deemed to be Shares for all purposes of this Agreement.

     3.  SHARES SUBSEQUENTLY SOLD NOT SUBJECT TO THIS AGREEMENT.  This
Agreement extends only to Shares owned, beneficially or of record, by Grantor. Any Shares sold, transferred, gifted or otherwise disposed of after the date hereof, and with respect to which Grantor retains no beneficial interest, are expressly excluded from the scope and application of this Agreement. For all purposes of this Agreement and the Irrevocable Proxy attached hereto as Exhibit A, the term "beneficial ownership" shall have the meaning set forth in Rule 13d-3(a) under the Securities Exchange Act of 1934.



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     4.  RESPONSIBILITIES OF PROXY HOLDER.  In voting the Shares, Proxy Holder agrees to discharge in good faith, and to the extent commensurate with Grantor's status as a significant stockholder of the Corporation, Grantor's responsibilities with respect to the Shares.

     5. COMPENSATION TO PROXY HOLDER. In exchange for Proxy Holder's agreement to accept, and act upon, the irrevocable proxy granted by Grantor, Proxy Holder shall be compensated in an amount equal to ________ percent (____%) of the appreciation in price of Crop Growers Corporation common stock as traded on the Nasdaq National Market, as measured by the difference in the closing price for the Company's common stock on the date of execution of the Agreement, and the closing price of the Company's common stock on the date of termination of this Agreement. The compensation due Proxy Holder under this Agreement shall be paid by Grantor, in cash or in common stock of Crop Growers Corporation (in the sole discretion of Grantor) with thirty (30) days of termination of this Agreement.

     6.  GENERAL PROVISIONS.

          (a) All of the covenants and agreements contained in this Agreement shall be binding upon, and enure to the benefit of, the respective parties and their successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

          (b) This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law provisions thereof.

          (c)  This Agreement shall remain in effect until the earlier of
(i) resolution of any criminal charges that may be brought against Grantor pursuant to any indictment charged by a United States Grand Jury, or
(ii) termination of the Amendment Agreement.

          (d) If any provision of this Agreement shall be declared void or unenforceable by any court or any administrative board of competent jurisdiction, such provision shall be deemed to have been severed for the remainder of this Agreement, and this Agreement shall continue in all respects to be valid and enforceable.

          (e) No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.


                                      -2-
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          (f)  Wherever the context of this Agreement shall so require, the use of the singular shall include the plural, and the use of any gender shall include all genders.

          (g) If this Agreement is amended in any way, Grantor agrees to provide to the Company, upon execution, copies of such amendment and any amendments to the irrevocable proxy granted pursuant hereto (Exhibit A).

     IN WITNESS WHEREOF, Grantor and Proxy Holder have executed this Agreement as of the date first written above.




                                       -----------------------------------
                                       John J. Hemmingson ("Grantor")




                                       -----------------------------------
                                                          ("Proxy Holder")
                                       -------------------

                                      -3-
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                                   Exhibit "A"


                                IRREVOCABLE PROXY



     Pursuant to the provisions of Section 212 of the General Corporation Law of the State of Delaware, the undersigned hereby irrevocably appoints ______________________________ as his attorney and proxy, to attend meetings, to vote, and to execute and deliver written consents (or withhold written consents) with respect to all shares of capital stock (the "Shares") of CROP GROWERS CORPORATION (the "Corporation") now owned or hereafter acquired by the undersigned, for all purposes, including electing directors of the Corporation and ratifying the Corporation's auditors, but such appointment and proxy shall not apply to any action relating to any merger, consolidation, dissolution, liquidation, sale of substantially all of the assets of the Corporation, or amendment of the articles of incorporation of the Corporation that adversely affects existing shareholders.

     This proxy applies only to Shares of the Corporation beneficially owned by the undersigned as of the record date for determination of stockholders of record of the Corporation, fixed in accordance with the Corporation's Bylaws.

     This proxy is made pursuant to an Agreement Granting Irrevocable Proxy, dated May __, 1996, between the undersigned and ________________________
(the "Agreement"). The undersigned hereby affirms that his proxy is given as an integral part of the Agreement and as such is coupled with an interest and is irrevocable.

     This proxy shall terminate on termination of said Agreement.



Dated:            , 1996               By:
      ------------                        --------------------------------
                                          John J. Hemmingson